Exhibit 99.1

Quintana Energy Services Reports Second Quarter 2019 Results

HOUSTON--(BUSINESS WIRE)--August 7, 2019--Quintana Energy Services Inc. (NYSE: QES) (“QES” or the “Company”) today reported financial and operating results for the second quarter ended June 30, 2019.

Second Quarter 2019 Financial Results

Second quarter 2019 revenue was $125.6 million, down 11.4% from $141.7 million in the first quarter of 2019. Second quarter 2019 net loss was $11.3 million and Adjusted EBITDA was $5.9 million, compared to a net loss of $8.9 million and Adjusted EBITDA of $7.6 million for the first quarter of 2019, and a net income of $2.1 million and Adjusted EBITDA of $17.9 million in the second quarter of 2018. See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA and its reconciliation to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

Christopher J. Baker, QES’ President and Chief Executive Officer, stated, “In the second quarter of 2019, all four of our segments experienced negative impacts due to pricing volatility and market softness, however, our Pressure Pumping segment marked a return to profitability. All four of our business segments ended the quarter EBITDA positive for the first time since Q2 2018. Most of the sequential decline in results was attributable to weaker activity levels in the Directional Drilling segment, which, despite its excellent performance, reputation and outstanding strength over the last several quarters, has now begun to feel the impact of rig count reductions as well as a difficult macroeconomic environment."

“Although we remain hopeful that market conditions will bottom and ultimately begin to recover at some point in the second half of 2019 or early 2020, we will continue to seek improvements in our cost structure to build on and increase our returns. We believe Quintana is well-positioned to benefit in a rising market; but we also want to ensure that, should market challenges persist, we are fully prepared to weather an extended period of adversity with our strong balance sheet and substantial liquidity in order to strategically position ourselves for future success,” concluded Baker.

Business Segment Results

Directional Drilling

The Directional Drilling segment provides the highly-technical and essential services of guiding horizontal and directional drilling operations for exploration and production (“E&P”) companies. Revenue was $54.4 million in the second quarter of 2019, down approximately 12.3% compared to revenue of $62.0 million in the first quarter of 2019 and up 24.8% from the second quarter of 2018. Second quarter 2019 Adjusted EBITDA was $5.9 million, compared to Adjusted EBITDA of $9.5 million for the first quarter of 2019. The sequential decreases in revenue and Adjusted EBITDA were primarily due to decreased pricing and utilization associated with declining rig counts and prevailing market conditions. In the second quarter of 2018, revenue was $43.6 million and Adjusted EBITDA was $5.2 million.

Pressure Pumping

The Pressure Pumping segment primarily provides hydraulic fracturing services to E&P companies in the Mid-Con, Permian Basin, and Rockies. Revenue for the segment decreased 16.1% to $24.0 million in the second quarter of 2019, down from $28.6 million in the first quarter of 2019. The sequential decrease in revenue was primarily attributable to the stacking of two of our four hydraulic fracturing fleets during the first quarter of 2019, which drove a corresponding 5.0% decrease in stages completed during the second quarter of 2019. Additionally, we experienced a 12.6% decrease in average revenue per stage to $27,545 for the three months ended June 30, 2019. Second quarter 2019 Adjusted EBITDA was $0.8 million, compared to an Adjusted EBITDA loss of $3.5 million for the first quarter of 2019. The sequential increase in Adjusted EBITDA was primarily attributable to increased utilization, less white space on the calendar and efficiency improvements realized during the second quarter of 2019. In the second quarter of 2018, revenue was $56.7 million and Adjusted EBITDA was $8.9 million.

Pressure Control

The Pressure Control segment consists of coiled tubing, rig-assisted snubbing, nitrogen, fluid pumping and well control services. Revenue for the segment decreased 4.2% to $27.6 million in the second quarter of 2019, down from $28.8 million in the first quarter of 2019. Second quarter 2019 Adjusted EBITDA was $1.6 million, compared to Adjusted EBITDA of $3.2 million for the first quarter of 2019. The sequential decreases in revenue and Adjusted EBITDA were primarily due to decreases in coiled tubing pricing and activity during the second quarter of 2019. In the second quarter of 2018, revenue was $32.0 million and Adjusted EBITDA was $5.6 million.

Wireline

The Wireline segment primarily provides cased-hole wireline services to E&P companies. Revenue for the segment decreased 12.1% to $19.6 million in the second quarter of 2019 from $22.3 million in the first quarter of 2019. Second quarter 2019 Adjusted EBITDA was $0.4 million, compared to Adjusted EBITDA of $2.1 million for the first quarter of 2019. The sequential decreases in revenue and Adjusted EBITDA were primarily due to decreased utilization, decreased pumpdown pricing and fewer revenue days compared to the first quarter of 2019. In the second quarter of 2018, revenue was $20.3 million and Adjusted EBITDA was $0.8 million.

Other Financial Information

General and administrative ("G&A") expense for the second quarter of 2019 decreased to $13.9 million compared to the first quarter's G&A expense of $15.7 million, and decreased by $0.6 million, compared to $14.5 million for the second quarter of 2018. The sequential decrease in G&A expense compared to the first quarter was primarily lower labor costs in the current quarter. The year over year decrease in G&A expenses was primarily driven by a lower stock-based compensation expense of $5.4 million during the first half of 2019, decreased headcount and efficiency improvements realized during the second quarter of 2019

Capital expenditures totaled $8.9 million during the second quarter of 2019, compared to capital expenditures of $12.6 million in the first quarter of 2019, and $28.8 million in the second quarter of 2018. Capital spending during the second quarter of 2019 was driven primarily by Directional Drilling expenditures on motors, Pressure Control expenditures on trailers and overall maintenance capital expenditures, compared to the first quarter of 2019 where capital expenditures were driven by pressure pumping equipment lease buyouts, Directional Drilling's expenditures on machining capability, a new robotics cell for our machine shop and overall maintenance capital expenditures.

Second quarter interest expense of $0.9 million was consistent with the first quarter's interest expense, and down from $0.4 million in the second quarter of 2018. The second quarter interest expense increase over prior year period was primarily due to a higher debt outstanding balance during the second quarter of 2019.

The Company’s balance sheet remains a significant strength and a key differentiator versus our peers. QES ended the second quarter of 2019 with a total debt balance of $35.0 million, $16.6 million of cash on hand, and $41.9 million of net availability under its senior secured asset-based revolving credit facility.

Share Repurchase Plan

On August 8, 2018, QES' Board of Directors approved a $6.0 million stock repurchase program authorizing the Company to repurchase common stock in the open market. The timing and amount of stock repurchases will depend on market conditions and corporate, regulatory and other relevant considerations. Repurchases may be commenced or suspended at any time without notice. The program does not obligate QES to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time, subject to the Company's insider trading policy, at the Company’s discretion. As of June 30, 2019, 0.4 million share were repurchased under this program.

Conference Call Information

QES has scheduled a conference call for 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Thursday, August 8, 2019, to review reported results. You may access the call by telephone at 1-201-389-0867 and asking for the QES 2019 Second Quarter Conference Call. The webcast of the call may also be accessed through the Investor Relations section of the Company’s website at https://ir.quintanaenergyservices.com/ir-calendar. A replay of the call can be accessed on the Company’s website for 90 days and will be available by telephone through August 16, 2019, at (201) 612-7415, access code 13692097#.

About Quintana Energy Services

QES is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the U.S. QES’ primary services include: directional drilling, pressure pumping, pressure control and wireline services. The Company offers a complementary suite of products and services to a broad customer base that is supported by in-house manufacturing, repair and maintenance capabilities. More information is available at www.quintanaenergyservices.com.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements.” All statements, other than statements of historical fact, which address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “expect,” “plan,” “forecasts,” “will,” “could,” “may,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Quintana Energy Services Inc. Condensed Consolidated Statements of Operations (in thousands of U.S. dollars and shares, except per share amounts) (Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Revenues:	$125,627	$141,665	$152,536
Costs and expenses:
Direct operating costs	109,075	121,551	124,592
General and administrative	13,862	15,710	14,489
Depreciation and amortization	13,116	12,440	11,155
Gain on disposition of assets	(153)	(23)	(594)
Operating (loss) income	(10,273)	(8,013)	2,894
Non-operating expense:
Interest expense	(853)	(671)	(433)
(Loss) income before income tax	(11,126)	(8,684)	2,461
Income tax expense	(154)	(177)	(326)
Net (loss) income	(11,280)	(8,861)	2,135
Net (loss) income per common share:
Basic	$(0.33)	$(0.26)	$0.06
Diluted	$(0.33)	$(0.26)	$0.06
Weighted average common shares outstanding:
Basic	33,804	33,685	33,631
Diluted	33,804	33,685	35,227

Quintana Energy Services Inc. Condensed Consolidated Balance Sheets (in thousands of U.S. dollars, except per share and share amounts) (Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$16,583	$13,804
Accounts receivable, net of allowance of $1,726 and $1,841	84,753	101,620
Unbilled receivables	8,131	13,766
Inventories	25,005	23,464
Prepaid expenses and other current assets	5,165	7,481
Total current assets	139,637	160,135
Property, plant and equipment, net	156,577	153,878
Operating lease right-of-use asset	16,208	—
Intangible assets, net	8,112	9,019
Other assets	1,333	1,517
Total assets	$321,867	$324,549
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,665	$51,568
Accrued liabilities	32,599	37,533
Other current liabilities	8,127	422
Total current liabilities	81,391	89,523
Long-term debt	35,000	29,500
Long-term operating lease liabilities	10,844	—
Long-term finance lease obligations	9,222	3,451
Deferred tax liability	232	130
Other long-term liabilities	18	125
Total liabilities	136,707	122,729
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value, 10,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value, 150,000,000 authorized; 34,382,599 issued; 33,705,148 outstanding	350	344
Additional paid-in-capital	354,517	349,080
Treasury shares, at cost, 677,451 and 232,892 common shares	(3,783)	(1,821)
Accumulated deficit	(165,924)	(145,783)
Total shareholders’ equity	185,160	201,820
Total liabilities and shareholders’ equity	$321,867	$324,549

Quintana Energy Services Inc. Condensed Consolidated Statements of Cash Flows (in thousands of U.S. dollars) (Unaudited)

	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net loss	$(20,140)	$(14,222)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	25,556	22,233
Gain on disposition of assets	(5,165)	(3,068)
Non-cash interest expense	174	855
Loss on debt extinguishment	—	8,594
Provision for doubtful accounts	300	460
Deferred income tax expense	67	—
Stock-based compensation	5,443	12,826
Changes in operating assets and liabilities:
Accounts receivable	16,566	(12,567)
Unbilled receivables	5,635	(3,204)
Inventories	(1,542)	(5,051)
Prepaid expenses and other current assets	2,743	1,331
Other noncurrent assets	11	(176)
Accounts payable	(9,387)	3,413
Accrued liabilities	(3,448)	1,009
Other long-term liabilities	(106)	(15)
Net cash provided by operating activities	16,707	12,418
Cash flows from investing activities:
Purchases of property, plant and equipment	(21,521)	(41,194)
Proceeds from sale of property, plant and equipment	6,520	3,911
Net cash used in investing activities	(15,001)	(37,283)
Cash flows from financing activities:
Proceeds from revolving debt	7,500	33,000
Payments on revolving debt	(2,000)	(81,071)
Payments on term loans	—	(11,225)
Payments on finance leases	(625)	(182)
Payments on financed payables	(1,839)	(1,268)
Payment of deferred financing costs	—	(1,416)
Prepayment premiums on early debt extinguishment	—	(1,346)
Payments for treasury shares	(1,963)	(1,271)
Proceeds from new shares issuance, net of underwriting commissions	—	90,542
Costs incurred for stock issuance	—	(2,673)
Net cash provided by financing activities	1,073	23,090
Net increase in cash and cash equivalents	2,779	(507)
Cash and cash equivalents beginning of period	13,804	8,751
Cash and cash equivalents end of period	$16,583	$8,244
Supplemental cash flow information
Cash paid for interest	$1,270	$1,119
Income taxes paid	84	151
Supplemental non-cash investing and financing activities
Fixed asset purchases in accounts payable and accrued liabilities	1,513	570
Financed payables	426	—
Non-cash capital lease additions	8,696	—
Non-cash payment for property, plant and equipment	—	3,279
Debt conversion of Former Term Loan to equity	—	33,631
Issuance of common shares for members’ equity	—	212,630
Stock issuance cost included in accounts payable	$—	$501

Quintana Energy Services Inc. Additional Selected Operating Data (Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Other Operational Data:
Directional Drilling rig days (1) (2)	4,854	5,279	4,108
Average monthly Directional Drilling rigs on revenue (3)	71	82	61
Total hydraulic fracturing stages	810	853	947
Average hydraulic fracturing revenue per stage	$27,545	$31,501	$56,000
(1)	Rig days represent the number of days we are providing services to rigs and are earning revenues during the period, including days that standby revenues are earned.
(2)	Rigs on revenue represents the number of rigs earning revenues during a time period, including days that standby revenues are earned.
(3)	Includes unconventional stages and conventional jobs, the latter are counted as a single stage.

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.

Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. We define Adjusted EBITDA as net income or (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) or loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to the most directly comparable GAAP financial measure for the periods indicated:

Quintana Energy Services Inc. Reconciliation of Net Loss to Adjusted EBITDA (In thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Net (loss) income	$(11,280)	$(8,861)	$2,135
Income tax expense	154	177	326
Interest expense	853	671	433
Depreciation and amortization expense	13,116	12,440	11,155
Gain on disposition of assets, net	(153)	(23)	(594)
Non-cash stock based compensation	2,692	2,751	2,940
Rebranding expense (1)	—	16	53
Settlement expense (2)	408	383	166
Severance expense (3)	85	—	53
Equipment and stand-up expense (4)	—	—	1,251
Adjusted EBITDA	$5,875	$7,554	$17,918
(1) Relates to expenses incurred in connection with rebranding our business segments.

(2) For 2019, represents certain nonrecurring corporate professional fees related to contemplated mergers and acquisitions activities, legal fees for FLSA claims and other non-recurring settlement expenses that were recorded in general and administrative expenses. For 2018, represents legal fees for FLSA claims, facility closures and other non-recurring expenses that were recorded in general and administrative expenses.

(3) Relates to severance expenses in incurred in connection with a program implemented to reduce headcount. In our performance for the three months ended June 30, 2019, $0.1 million was recorded in general and administrative expenses. All severance expenses in the fourth quarter of 2018 were recorded in general and administrative expenses.

(4) Relates to equipment stand-up costs incurred in connection with the mobilization and redeployment of assets. For 2018, primarily represents costs relating to the deployment of our third pressure pumping fleet, of which, approximately $1.2 million was recorded in direct operating expenses and approximately $0.1 million was recorded in general and administrative expenses.

Quintana Energy Services Inc. Reconciliation of Segment Adjusted EBITDA to Net Loss (In thousands of U.S. dollars) (Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Directional Drilling	$5,854	$9,480	$5,242
Pressure Pumping	762	(3,504)	8,884
Pressure Control	1,584	3,241	5,602
Wireline	384	2,064	788
Corporate and Other	(5,894)	(6,877)	(7,061)
Income tax expense	(154)	(177)	(326)
Interest expense	(853)	(671)	(433)
Depreciation and amortization	(13,116)	(12,440)	(11,155)
Gain on disposition of assets, net	153	23	594
Net (loss) income	$(11,280)	$(8,861)	$2,135
Quintana Energy Services Inc. Segment Adjusted EBITDA Margin (In thousands of U.S. dollars, except percentages) (Unaudited)

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Segment Adjusted EBITDA Margin(1)
Directional Drilling
Adjusted EBITDA	$5,854	$9,480	$5,242
Revenue	54,380	61,956	43,605
Adjusted EBITDA Margin Percentage	10.8	15.3	12.0
Pressure Pumping
Adjusted EBITDA	762	(3,504)	8,884
Revenue	24,038	28,631	56,702
Adjusted EBITDA Margin Percentage	3.2	(12.2)	15.7
Pressure Control
Adjusted EBITDA	1,584	3,241	5,602
Revenue	27,646	28,775	31,965
Adjusted EBITDA Margin Percentage	5.7	11.3	17.5
Wireline
Adjusted EBITDA	384	2,064	788
Revenue	19,563	22,303	20,264
Adjusted EBITDA Margin Percentage	2.0	9.3	3.9

(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is net income (loss) plus income taxes, net interest expense, depreciation and amortization, impairment charges, net (gain) loss on disposition of assets, stock based compensation, transaction expenses, rebranding expenses, settlement expenses, severance expenses and equipment standup expense.

Contacts

Quintana Energy Services
Keefer M. Lehner, EVP & CFO
832-518-4094
IR@qesinc.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
QES@dennardlascar.com